FOR IMMEDIATE RELEASE           Exhibit 99.1

CONTACT:	LAURA SOLL, PUBLIC RELATIONS (860) 688-4499 or (860) 833-4466 cell
WILLIAM J. MCGURK, PRESIDENT & CHIEF EXECUTIVE OFFICER (860) 291-3651

ROCKVILLE FINANCIAL, INC. COMPLETES INITIAL STOCK OFFERING

Rockville, Conn., May 18, 2005 - William J. McGurk, President and Chief Executive Officer of Rockville Bank, headquartered in Rockville, Conn., announced today that Rockville Financial, Inc, the newly formed mid-tier stock holding company of Rockville Bank, has completed its initial stock offering. The mid-tier stock holding company sold 8,357,050 shares of common stock at $10 per share in a subscription offering to close at the maximum of the range. The above noted shares represent 43% of the total shares outstanding, Charter Oak Community Bank Corp., which is being renamed Rockville Financial MHC, Inc., will hold 55% of the total shares outstanding. In addition, Rockville Financial, Inc. intends to contribute 2% of the shares outstanding following the offering to Rockville Bank Community Foundation, Inc., a charitable foundation to be established by Rockville Bank.

The shares of Rockville Financial, Inc. will be traded on the NASDAQ National Market under the symbol "RCKB". The tentative date for the closing of the offering is May 20, 2005 with trading to begin on May 23, 2005. Keefe, Bruyette, & Woods, Inc. managed the subscription offering.

Pursuant to Connecticut State Banking Regulations, the Bank’s employee stock ownership plan (“ESOP”) will purchase 5% of the shares sold in the offering and up to an additional 3% is expected to be purchased by the ESOP on the open-market following the offering.

The Board of Directors, Officers and Employees of Rockville Bank express their gratitude in the completion of a successful offering. “We are thankful for the overwhelming support for the offering by our local customers,” William J. McGurk stated. “We look forward to this new challenge as a public company and the opportunities ahead as we continue to serve the needs of our customers and welcome new stockholders to the Rockville Bank family. Our Board has affirmed our objective to remain independent and has voted to define Rockville Bank as an “independent community minded bank.”

Rockville Bank is a 16-branch community bank that provides a convenient banking lifestyle for the communities it serves: Rockville; Vernon; Ellington; Coventry; Tolland; Manchester; East Hartford; South Windsor; East Windsor; Suffield; Enfield; and Somers, with four supermarket locations open seven days-per-week. A new branch will open in Glastonbury this July. As of March 31, 2005, Rockville Bank had assets of $923.5 million and total capital of $68.2 million.